NEWS RELEASE

FOR IMMEDIATE RELEASE

August 24, 2005

CAPITOL FEDERAL FINANCIAL ANNOUNCES
CFO McKAY to RETIRE, TOWNSEND PROMOTED

         Topeka, KS - Capitol Federal Financial (NASDAQ: CFFN) announced today that Neil F. M. McKay will retire from the Company on March 31, 2006 after attaining the age of 65. In order to effect a seamless management transition, Mr. McKay will relinquish his positions as Chief Financial Officer and Treasurer, effective September 1, 2005. For the remaining seven months of his career, Mr. McKay will continue as Executive Vice President of the Company assisting with investments and corporate strategy.

         Mr. Kent G. Townsend will be promoted to Executive Vice President and become Chief Financial Officer and Treasurer, effective September 1, 2005.

         Mr. Townsend has been employed in the finance division of the Company since 1984, most recently as Controller since 1995. Mr. Townsend graduated with a B. A. from Kansas State University and an MBA from Washburn University.

         Capitol Federal Financial is the holding company for Capitol Federal Savings Bank which operates 37 branch offices in Kansas.

         Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, competition, and other risks detailed from time to time in the Company's SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe Vice President, Investor Relations 700 S Kansas Ave. Topeka, KS 66603 (785) 270-6055 jwempe@capfed.com	John Dicus President 700 S Kansas Ave. Topeka, KS 66603 (785) 231-6370 jdicus@capfed.com